Exhibit 3.5

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

HOMELAND INTEGRATED SECURITY SYSTEMS, INC.

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

1. The text of each amendment adopted is as follows:

a. Increase in Authorized Common Stock. Article IV is hereby amended by omitting the prior language and inserting the following language:

The total amount of capital stock which this Corporation shall have the authority to issue shall be 10,000,000,000 shares of Common Stock of the par value of $.00001 per share.

2.	The date of adoption of this amendment was as follows: March 30, 2005

3.	(Check either a, b, c, or d, whichever is applicable)

a. X The amendment(s) was (were) approved by the shareholders.
b.__ The amendment(s) was (were) approved by the shareholders through voting groups.
c.__ The amendment(s) was (were) adopted by the board of directors without shareholder action and shareholder action was not required.
d.__ The amendment(s) was (were) approved by the incorporators without shareholder action, and shareholder action was not required.

Signed this 30th day of March, 2005

Homeland Integrated Security Systems, Inc.
                                                                                         Name of Corporation

   ___________________________ ____
                                                                                                             Signature

                                                                                                                                            Frank A. Moody II, President
                                            Type or Print Name and Title